Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Form S-3 filed on or about October 2, 2008 of Anchor BanCorp Wisconsin Inc. and Anchor Capital Trust I of our reports dated June 13, 2008 relating to our audits of the consolidated financial statements and internal control over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K of Anchor BanCorp Wisconsin Inc. for the year ended March 31, 2008.

/s/ McGladrey & Pullen, LLP
Madison, Wisconsin
October 2, 2008